Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended June 27, 2009

Colmar, Pennsylvania (July 31, 2009) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the second quarter ended June 27, 2009.

Revenues for the three months ended June 27, 2009 increased 8.7% over the prior year, excluding the impact of foreign currency exchange and the sale of our Canadian subsidiary.  Reported sales for the three months ended June 27, 2009 were up 6.6% to $96.2 million from $90.3 million last year.  For the six months ended June 27, 2009 revenues before the impact of exchange and the sale of our Canadian business were up 9.5% while reported sales for the six month period rose 7.2% to $182.7 million from $170.4 million last year.  Revenue growth in both periods was driven by strong overall demand for our products and higher new product sales.

Net income in the second quarter of 2009 was $6.3 million compared to net income of $5.2 million in the same period last year.  Diluted earnings per share in the second quarter of 2009 rose 21% to $0.35 compared to $0.29 in the same period last year.

For the thirteen weeks ended June 27, 2009 and June 28, 2008:
•	Gross profit margin was 33.3% in 2009 compared to 33.4% in the prior year
•
Selling, general and administrative expenses in 2009 increased just 1.3% to $21.8 million from $21.5 million in 2008 despite higher incentive compensation expense due to increased earnings levels.  Operating expenses before the impact of the higher bonus provision were down 1% over the prior year despite our 7% growth in net sales as our continued focus on cost control offset variable cost increases associated with the higher sales levels.

•	Interest expense, net, decreased to $0.1 million in 2009 from $0.3 million in 2008 due to lower borrowing levels and interest rates.
•
Our effective tax rate increased to 38.6% from 37.8% in the prior year. The 2008 tax provision was reduced by the reversal of reserves upon the completion of the audit of our 2005 tax year by the Internal Revenue Service.

Net income in the first six months of 2009 was $10.8 million compared to net income of $7.9 million in the same period last year.  Diluted earnings per share in the six months ended June 27, 2009 were up 36% to $0.60 from $0.44 last year.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, “Demand for our products continues to increase despite the difficult economic climate.  Initial feedback on our most recent Service Dealer Guide, which highlights over 75 exclusive New-to-the-Aftermarket products, has been positive and reinforces that we are offering the right products at the right time to our customers.  We are encouraged by the overall growth prospects for our business and our OE Solutions line in particular.  Dorman will continue to invest in new product development as we look to further expand our leadership position in the aftermarket.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2008 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/27/09	Pct.	6/28/08	Pct.
Net sales	$96,242	100.0	$90,311	100.0
Cost of goods sold	64,214	66.7	60,146	66.6
Gross profit	32,028	33.3	30,165	33.4
Selling, general and administrative expenses	21,751	22.6	21,469	23.8
Income from operations	10,277	10.7	8,696	9.6
Interest expense, net	71	-	285	0.3
Income before income taxes	10,206	10.7	8,411	9.3
Provision for income taxes	3,937	4.2	3,178	3.5
Net income	$6,269	6.5	$5,233	5.8
Earnings per share
Basic	$0.36		$0.30	-
Diluted	$0.35	$0.29	-
Average shares outstanding
Basic	17,640	-	17,692	-
Diluted	17,989	-	18,041	-

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/27/09	Pct.	6/28/08	Pct.
Net sales	$182,673	100.0	$170,436	100.0
Cost of goods sold	122,248	66.9	115,568	67.8
Gross profit	60,425	33.1	54,868	32.2
Selling, general and administrative expenses	42,685	23.4	41,453	24.3
Income from operations	17,740	9.7	13,415	7.9
Interest expense, net	152	0.1	553	0.4
Income before income taxes	17,588	9.6	12,862	7.5
Provision for income taxes	6,763	3.7	4,947	2.9
Net income	$10,825	5.9	$7,915	4.6
Earnings per share
Basic	$0.61	-	$0.45	-
Diluted	$0.60	-	$0.44	-
Average shares outstanding
Basic	17,642	-	17,692	-
Diluted	17,976	-	18,064	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	6/27/09	12/27/08
Assets:
Cash and cash equivalents	$4,481	$5,824
Accounts receivable	92,514	77,101
Inventories	86,666	93,577
Deferred income taxes	11,739	11,626
Prepaid expenses	1,607	2,135
Total current assets	197,007	190,263
Property & equipment	24,944	25,053
Goodwill	26,553	26,553
Other assets	1,864	1,553
Total assets	$250,368	$243,422

Liability & Shareholders’ Equity:
Current portion of long-term debt	$10,588	$86
Accounts payable	22,446	21,900
Accrued expenses and other	7,625	8,040
Total current liabilities	40,659	30,026
Long-term debt and other	2,548	17,464
Deferred income taxes	8,534	8,088
Shareholders’ equity	198,627	187,844
Total Liabilities and Equity	$250,368	$243,422

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	6/27/09	6/28/08	6/27/09	6/28/08
Depreciation and amortization	$1,857	$1,885	$3,747	$3,814
Capital Expenditures	$1,657	$2,068	$3,568	$3,603